EXHIBIT 99.1

NEWS RELEASE


CONTACT: KEVIN R. WHITE OR SHAWN ABERNATHY
         405 749-1300

FOR IMMEDIATE RELEASE

LOUIS DREYFUS NATURAL GAS CLOSES MERGER WITH AMERICAN EXPLORATION COMPANY
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The merger of American Exploration Company (AMEX:AX) into Louis Dreyfus
Natural Gas (NYSE:LD) was completed October 14, 1997 after approval by the shareholders of both companies.

The combined entity has total proved oil and gas reserves of over 1.2 trillion cubic feet of natural gas equivalents comprised of approximately 80% natural gas and 20% crude oil and liquids. Daily production will be in excess of 300 million cubic feet of natural gas equivalents. Additionally the Company will have combined gross undeveloped acreage in excess of 2.5 million acres.

Mark Monroe, President and Chief Executive Officer of Louis Dreyfus Natural Gas, stated "We are extremely pleased with shareholder approvals for the merger. Both companies have been working closely since we announced the merger in late June. Consequently, we expect to complete the integration of the two companies rather quickly and with no disruption in our drilling plans."

Mark Andrews, former President and Chief Executive Officer of American Exploration who has been appointed Vice Chairman of Louis Dreyfus Natural Gas noted, "This merger achieves several important goals for both companies. The combined enterprise has a more balanced asset base, better growth opportunities and the financial wherewithal to execute its strategies."

As a result of the merger, each outstanding common share of American Exploration stock will be converted into the right to receive .72 shares of Louis Dreyfus Natural Gas common stock plus $3.00 in cash, resulting in the issuance of 11.3 million shares of Louis Dreyfus Natural Gas common stock and the payment of $47.2 million in cash. Holders of American's $20 million convertible preferred stock will receive Louis Dreyfus Natural Gas preferred shares with essentially identical features. Trading of American Exploration stock will cease as of October 14, 1997. Former shareholders of American Exploration will receive instructions on surrendering their shares in the near future.

In related matters, Messrs. Peter G. Gerry and John H. Moore, directors of American Exploration, were elected to the board of Louis Dreyfus Natural Gas. In addition, Louis Dreyfus Natural Gas established a new unsecured five year revolving bank credit facility providing for up to $550 million to repay indebtedness under its existing $300 million facility, to repay American's bank indebtedness and to provide additional funding for the transaction.
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     Louis Dreyfus Natural Gas is an independent energy company engaged in the acquisition, development, exploration, production and marketing of natural gas and crude oil. Internet address: http://www.ldng.com